Exhibit 4.2

INTERCREDITOR AGREEMENT
dated as of
July 27, 2009
among
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Collateral Agent,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Authorized Representative under the Credit Agreement,
and
U.S. BANK NATIONAL ASSOCIATION,
as the Authorized Representative under the Indenture

     INTERCREDITOR AGREEMENT (as amended or supplemented from time to time, this “Agreement”) dated as of July 27, 2009, among WACHOVIA BANK, NATIONAL ASSOCIATION, as collateral agent for the First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Collateral Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Authorized Representative for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity pursuant to any Credit Agreement, the “Administrative Agent”), and U.S. BANK NATIONAL ASSOCIATION, as Authorized Representative for the Notes Secured Parties (in such capacity and together with its successors in such capacity, the “Trustee”).
     In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties) and the Trustee (for itself and on behalf of the Notes Secured Parties) agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Construction; Certain Defined Terms.
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.
     (b) It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of any determination by a court of competent jurisdiction that (i) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (ii) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (iii) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations (any such condition, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.
     (c) Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:
     “Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
     “Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
     “Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent (solely in its capacity as such or any other Person in the same or similar capacity in connection with a Refinancing of such Debt) and (ii) in the case of the Notes Obligations or the Notes Secured Parties, the Trustee (solely in its capacity as such or any other Person in the same or similar capacity in connection with a Refinancing of such Debt).
     “Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).
     “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.
     “Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.
     “Bankruptcy Proceeding” shall have the meaning assigned to such term in Section 5.13(c).
     “Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document or the Pledge and Assignment to secure one or more Series of First Lien Obligations.
     “Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph hereof.
     “Common Control Date” means the first date upon which (i) the outstanding principal amount of the Notes (such principal amount for purposes of this definition shall not include any prepayment penalties or premiums, make-whole amounts, liquidated damages, change of control payments or similar amounts or payments) is greater than (ii) the outstanding principal amount of the Loans and LOC Obligations plus the aggregate unused Commitments of the Lenders.
     “Credit Agreement” means that certain Credit Agreement, dated as of March 14, 2006 among the Initial Borrower, the guarantors party thereto, the lending institutions from time to time parties thereto, the Administrative Agent and the other parties thereto, as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time.
     “Credit Agreement Obligations” means the Credit Party Obligations and any obligations arising in connection with any Refinancing thereof (including, to the extent constituting secured obligations in connection with any such Refinancing and whether or not constituting Credit Party Obligations as of the date hereof, obligations arising under hedging agreements and treasury management services).
     “Credit Agreement Secured Parties” means the “Lenders” as defined in the Credit Agreement and the Administrative Agent.
     “DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).
     “DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).
     “DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).
     “Directing Holder” shall have the meaning assigned to such term in Section 4.09(c).
     “Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.
     “Enforcement Action” means (i) initiating or participating in any suit, action, proceeding or other activity against any Credit Party to enforce payment, collect the whole or any part of any First Lien Obligation under, or otherwise to compel compliance (including, without limitation, through setoff, judicial or other enforcement or in any other manner) with the terms, provisions, conditions of, and obligations under, any of the First Lien Documents, (ii) to foreclose, execute or levy on, collect on, take possession of or control of, or sell or otherwise realize upon (judicially or non-judicially) or to lease, license or otherwise dispose of (whether publicly or privately), any Collateral or otherwise to exercise or enforce remedial rights with respect to Collateral under any of the First Lien Documents, as applicable (including, without limitation, by way of setoff, noticing of any public or private sale or other disposition pursuant to the Uniform Commercial Code or other applicable law, notification of account debtors, notification of depositary banks under deposit account control agreements or exercise of rights under landlord consents, if applicable), (iii) to otherwise enforce any security interest or other right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity or pursuant to any First Lien Document, as applicable (including, without limitation, the commencement of any applicable legal proceedings or other actions against or with respect to all or any portion of the Collateral to facilitate the actions described in the immediately preceding clauses (i) and (ii), and exercising voting rights in respect of any equity interests comprising Collateral) or (iv) engaging in any activity consistent with the foregoing with any Credit Party on consensual basis.
     “Event of Default” shall have the meaning set forth in the Security Agreement.
     “First Lien Documents” means the Credit Agreement, the Indenture, the First Lien Security Documents and the Pledge and Assignment.
     “First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) the Notes Obligations.
     “First Lien Secured Parties” means, subject to Section 2.08 (i) the Credit Agreement Secured Parties, (ii) the Notes Secured Parties (including, without limitation, each Directing Holder) and (iii)  any other Person that becomes subject to the terms hereof pursuant to Section 2.08.
     “First Lien Security Documents” means the Security Agreement, the Pledge Agreement and each other agreement or instrument entered into in favor of the Collateral Agent for purposes of securing any

Series of First Lien Obligations (including any such agreement or instrument entered into in connection with a Refinancing).
     “Grantors” means the Initial Borrower and each Subsidiary of the Initial Borrower which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.
     “Holders” means any registered holder from time to time of Notes including any additional Notes issued under the Indenture.
     “Impairment” shall have the meaning assigned to such term in Section 1.01(b).
     “Indenture” means that certain Indenture dated as of July 27, 2009, among the Initial Borrower, the Guarantor identified therein and U.S. Bank National Association, as trustee and collateral agent, as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time.
     “Indenture Event of Default” means an “Event of Default” as defined in the Indenture.
     “Initial Borrower” means CapitalSource Inc., a Delaware corporation.
     “Insolvency or Liquidation Proceeding” means:
     (1) any case commenced by or against the Initial Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Initial Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Initial Borrower or any other Grantor or any similar case or proceeding relative to the Initial Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;
     (2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Initial Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
     (3) any other proceeding of any type or nature in which substantially all claims of creditors of the Initial Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
     “Intercompany Collateral” means all assets and property subject to Liens made or granted by a Credit Party to secure obligations owing under or with respect to Intercompany Debt, including without limitation any SN Intercompany Note Collateral.
     “Intercompany Debt” means any loan, advance or note owing or issued by any Credit Party pursuant to an SN Intercompany Note.
     “Intercompany Obligations” shall have the meaning assigned to such term in Section 5.13(a).
     “Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).
     “Joinder Agreement” means an agreement in form and substance satisfactory to the Collateral Agent (acting reasonably) delivered by an Authorized Representative to the Collateral Agent pursuant to which such Authorized Representative agrees to be bound by the provisions of this Agreement.

     “Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
     “Loans” shall have the meaning set forth in the Credit Agreement.
     “New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.
     “Notes” means any note issued under the Indenture, including the 12.75% First Priority Senior Secured Notes due 2014.
     “Notes Enforcement Date” means the date which is 90 days after the occurrence of both (1) the occurrence of an Indenture Event of Default and (2) the receipt by the Collateral Agent of a written notice from the Trustee certifying that (i) an Indenture Event of Default has occurred and is continuing (together with a copy of the notice received by the Trustee from the Holders declaring such Indenture Event of Default) and (ii) the Notes Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the Indenture; provided that the Notes Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (A) for so long as the Collateral Agent has commenced and is diligently pursuing any Enforcement Action with respect to the Shared Collateral or (B) for so long as any Grantor which has granted a security interest in the Shared Collateral is then a debtor under or otherwise subject to any Insolvency or Liquidation Proceeding.
     “Notes Obligations” means debts, liabilities and obligations for monetary amounts owing by any Credit Party to the Holders and the Trustee, whenever arising, or any of their assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of the Indenture, the Notes or any other First Lien Document, whether or not evidenced by any separate note, agreement or other instrument and any obligations arising in connection with any Refinancing thereof. The term Notes Obligations includes, without limitation, all interest (including interest that accrues after the commencement against any Credit Party of any action under the Bankruptcy Code), prepayment penalties or premiums, make whole amounts, liquidated damages, fees, expenses, costs, indemnities, or other sums (including reasonable attorney costs) chargeable to a Credit Party under the Indenture, the Notes or any of the other First Lien Documents.
     “Notes Secured Parties” means the holders of any Notes Obligations and the Trustee.
     “Pledge Agreement” means the Amended Pledge Agreement, dated as of July 27, 2009, by and among the Grantors party thereto and the Collateral Agent, as the same may be further amended, restated, modified or replaced from time to time.
     “Pledge and Assignment” means the Pledge and Collateral Assignment Agreement dated as of July 27, 2009 between the Initial Borrower and the Trustee, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time.
     “Possessory Collateral” means any Shared Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent (or its agents or bailees) under the terms of the First Lien Security

Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.
     “Proceeds” shall have the meaning assigned to such term in Section 2.01(a) hereof.
     “Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
     “Required Creditors” means (i) at any time prior to the Common Control Date, the Required Lenders (as defined in the Credit Agreement) or such other group of lenders (or, if applicable, the Authorized Representative thereof acting with any necessary approval) as may from time to time be required under the Credit Agreement to approve the action in question; provided that, if the Notes Enforcement Date has occurred, then “Required Creditors” shall mean Holders owed or holding at least a majority in interest of the aggregate principal amount of Notes Obligations unless (A) the Collateral Agent does not commence or does not diligently pursue any Enforcement Action with respect to the Shared Collateral, or (B) no Indenture Event of Default is continuing and (ii) on and after the Common Control Date, Holders and Lenders owed or holding at least a majority in interest of the aggregate principal amount of First Lien Obligations then outstanding. For purposes of clause (ii) above, (x) the principal amount of First Lien Obligations consisting of the Notes Obligations shall not include any prepayment penalties or premiums, make-whole amounts, liquidated damages, change of control payments or similar payments or amounts and (y) the principal amount of First Lien Obligations consisting of Credit Party Obligations (and any Refinancing thereof) shall include the sum of all outstanding Loans and LOC Obligations plus the aggregate unused Commitments of the Lenders.
     “Secured Credit Document” means (i) the Credit Agreement, (ii) the Credit Documents (as defined in the Credit Agreement), (iii) the Indenture, (iv) the Notes and the Guarantees (as defined in the Indenture) endorsed thereon and (v) any agreement or instrument entered into in connection with a Refinancing of any First Lien Obligations.
     “Security Agreement” means the Amended Security Agreement, dated as of July 27, 2009, by and among the Grantors party thereto and the Collateral Agent, as the same may be further amended, restated, modified or replaced from time to time.
     “Senior Payment Date” shall have the meaning assigned to such term in Section 5.13(b).
     “Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such) and (ii) the Notes Secured Parties (in their capacity as such) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations and (ii) the Notes Obligations.
     “Shared Collateral” means, at any time, (i) Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time and (ii) the SN Intercompany Note Collateral.
     “SN Intercompany Note” has the meaning set forth in the Security Agreement.

     “SN Intercompany Note Collateral” means all assets and property subject to Liens made or granted by an SN Note Obligor to secure obligations owing under or with respect to the SN Intercompany Notes.
     “SN Note Obligor” has the meaning set forth in the Security Agreement.
     “Trustee” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
ARTICLE II
PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL
     Section 2.01 Priority of Claims.
     (a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, the proceeds of any sale, collection or other liquidation of the Shared Collateral by any First Lien Secured Party or received by the Collateral Agent or any First Lien Secured Party and proceeds of any distribution of Shared Collateral in any Bankruptcy Case of any Grantor (subject, in the case of any such distribution, to the sentence immediately following) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to the Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document or this Agreement (including without limitation Section 4.09) and (ii) SECOND, subject to Section 1.01(b), to the payment in full of the First Lien Obligations of each Series on a pro rata basis in accordance with the terms of the applicable Secured Credit Documents. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.
     (b) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series (subject to compliance by any applicable Person with Section 2.08).
     (c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

     Section 2.02 Actions With Respect to Shared Collateral; Prohibition on Contesting Liens.
     (a) With respect to any Shared Collateral, (i) only the Collateral Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), and then only on the instructions of the Required Creditors, (ii) the Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Authorized Representative (or any other First Lien Secured Party other than the Required Creditors) and (iii) no Authorized Representative or other First Lien Secured Party (other than the Required Creditors) shall or shall instruct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting on the instructions of the Required Creditors and in accordance with the applicable First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral. Notwithstanding the equal priority of the Liens, the Collateral Agent (acting on the instructions of the Required Creditors) may deal with the Shared Collateral as if such Required Creditors had a senior Lien on such Collateral. No First Lien Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent or any other exercise by the Collateral Agent of any rights and remedies relating to the Shared Collateral (in each case acting on the instructions of the Required Creditors), or to cause the Collateral Agent to do so.
     (b) Each of the Authorized Representatives agrees that it will not accept any Lien on any asset or property for the benefit of any Series of First Lien Obligations other than pursuant to the First Lien Security Documents (and, in the case of the Notes Secured Parties, the Pledge and Assignment, but only so long as the SN Intercompany Note Collateral constitutes Shared Collateral), and by executing this Agreement, each Authorized Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Security Documents applicable to it.
     (c) Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any Authorized Representative to enforce this Agreement.
     Section 2.03 No Interference; Payment Over.
     (a) Each First Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the Pledge and Assignment or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the Pledge and Assignment or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, injunctions or otherwise with respect to any Shared Collateral, and none of the Collateral Agent, any Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent, such Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any other First Lien Secured Party to enforce this Agreement.
     (b) Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or the Pledge and Assignment or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.
     Section 2.04 Automatic Release of Liens; Amendments to First Lien Security Documents.
     (a) If, at any time the Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens upon such Shared Collateral will automatically be released and discharged concurrently with the consummation of the sale or other transfer of value of such Shared Collateral; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.
     (b) Each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document, so long as such amendment is effected in accordance with such First Lien Security Document and the Collateral Agent receives a certificate of the Initial Borrower stating that such amendment is permitted by the terms of each then extant Secured Credit Document. Additionally, each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document solely as such First Lien Security Document relates to a particular Series of First Lien Obligations so long as (x) such amendment is in accordance with the Secured Credit Document pursuant to which such Series of First Lien Obligations was incurred and (y) such amendment does not adversely affect the First Lien Secured Parties of any other Series.
     (c) Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Collateral Agent to evidence and confirm any release of Shared Collateral or amendment to any First Lien Security Document provided for in this Section.

     Section 2.05 Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings.
     (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Initial Borrower or any of its subsidiaries.
     (b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Required Creditors, or an Authorized Representative acting on behalf of the Required Creditors, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral, each other First Lien Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Required Creditors (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Required Creditors, each other First Lien Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to Section 2.01 of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.
     Section 2.06 Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United Stated Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.
     Section 2.07 Insurance. As between the First Lien Secured Parties, the Collateral Agent, acting at the direction of the Required Creditors, shall have the right, to the extent set forth in the then extant Secured Credit Documents, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.
     Section 2.08 Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness. Following any such Refinancing and execution of a Joinder Agreement in accordance with this section, each lender, note holder, administrative agent, collateral agent, trustee, custodian, issuing bank or other similar creditor or agent party to the Series (or portion thereof) Refinanced shall be deemed to be a First Lien Secured Party for all purposes hereof.
     Section 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection.
     (a) The Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Collateral Agent, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.
     (b) The duties or responsibilities of the Collateral Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.
     Section 2.10 Procedures Following the Occurrence of an Event of Default.
     (a) Each Authorized Representative hereby agrees to give prompt notice (and in any event within five Business Days) to the Collateral Agent upon any declaration of an Event of Default (i) with respect to the Trustee, by the Holders in accordance with the terms of the Indenture and the Notes, and (ii) with respect to the Administrative Agent, by the Required Lenders in accordance with the terms of the Credit Agreement.
     (b) At any time after the Collateral Agent has received notice from any Authorized Representative of the declaration of an Event of Default under or in respect of any Secured Credit Document, the Collateral Agent shall serve a notice (a “Notice of Default”) within five Business Days of receiving the notice specified in clause (a) of this Section 2.10 on each Authorized Representative which (i) describes the relevant Event of Default, and (ii) request instructions from the Required Creditors as to what Enforcement Action (if any) should be taken in respect of such Event of Default.
     (c) Following receipt of any Notice of Default, if the Required Creditors decide to take any Enforcement Action, the Required Creditors shall, acting through the applicable Authorized Representative, provide a written notice to the Collateral Agent of such decision.

     Section 2.11 Rights as Unsecured Creditors; Judgment Liens, Etc.
     Notwithstanding anything to the contrary in this Agreement but without limitation of Section 2.03(b), each First Lien Secured Party and each Authorized Representative may exercise rights and remedies as an unsecured creditor against any Grantor or any Subsidiary of a Grantor with respect to the relevant First Lien Obligations in accordance with the terms of the Credit Agreement or the Indenture and the Notes, as applicable (including, in the case of the Trustee, rights and remedies relating to an unsecured claiming arising under the SN Intercompany Notes (but not rights and remedies with respect to any SN Intercompany Note Collateral) at any time when the SN Intercompany Notes have been validly pledged or assigned to the Trustee), and in accordance with applicable law, in each case to the extent not inconsistent with the provisions of this Agreement. Nothing in this Agreement shall prohibit the receipt by a First Lien Secured Party or Authorized Representative of required payments of interest, principal or other amounts so long as such receipt is not the direct or indirect result of (a) the exercise of rights or remedies as a secured creditor in respect of Shared Collateral (including rights of setoff) or (b) enforcement in contravention of this Agreement of any Lien. In the event a First Lien Secured Party or Authorized Representative becomes a judgment lien creditor or other secured creditor, in each case, in respect of Shared Collateral as a result of enforcement of rights as an unsecured creditor, such judgment or other lien shall automatically and immediately be deemed to be a Lien in respect of Shared Collateral for all purposes of this Agreement.
ARTICLE III
EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS
     Whenever the Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Initial Borrower. The Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.
ARTICLE IV
THE COLLATERAL AGENT
     Section 4.01 Appointment and Authority.
     (a) Each of the First Lien Secured Parties hereby irrevocably appoints Wachovia Bank, National Association, to act on its behalf as the Collateral Agent hereunder and under each of the First Lien Security Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder at the direction of the Required Creditors, shall be entitled to the benefits of all provisions of this Article IV, Article VIII of the Credit Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” or “Administrative Agent” under the First Lien Security Documents) as if set forth in full herein mutatis mutandis with respect thereto or any comparable provisions in any document in connection with a Refinancing.
     (b) Each First Lien Secured Party acknowledges and agrees that the Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which the holders of the Shared Collateral would otherwise be entitled as a result of such Shared Collateral. Without limiting the foregoing, each First Lien Secured Party agrees that none of the Collateral Agent, any Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral, or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral, in any manner that would maximize the return to the First Lien Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the First Lien Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Collateral Agent or the Authorized Representative of any Series of First Lien Obligations or any other First Lien Secured Party of any Series arising out of (i) any actions which the Collateral Agent, any Authorized Representative or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement, the First Lien Security Documents, the Pledge and Assignment or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by the Required Creditors or any Authorized Representative acting on behalf of the Required Creditors or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Initial Borrower or any of its subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.
     Section 4.02 Rights as a First Lien Secured Party. The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Notes Secured Party” or “Notes Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Initial Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.
     Section 4.03 Exculpatory Provisions.
     (a) The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other First Lien Security Documents. Without limiting the generality of the foregoing, the Collateral Agent and its directors, officers, members, managers, partners, employees and agents:
     (i) shall not be subject to any fiduciary or other implied duties (nor be considered in a fiduciary relationship with any First Lien Secured Party), regardless of whether an Event of Default has occurred and is continuing;
     (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First Lien Security Documents that the Collateral Agent is required to exercise as directed in writing by the Required Creditors; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any First Lien Security Document or applicable law;
     (iii) shall not, except as expressly set forth herein and in the other First Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Initial Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;
     (iv) shall not be liable (whether directly or indirectly, in contract or tort or otherwise) for any action taken or not taken by it (i) with the consent or at the request of the Required Creditors or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (iii) in reliance on a certificate of an authorized officer of the Initial Borrower stating that such action is permitted by the terms of this Agreement or (iv) for any special, indirect, consequential or punitive damages. The Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event Default is given to the Collateral Agent by the Authorized Representative of such First Lien Obligations or the Initial Borrower; and
     (v) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness, due execution or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (v) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (vi) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

     (b) Each of the parties hereto acknowledges that the Collateral Agent may act as Administrative Agent under the Credit Agreement and agrees that the Collateral Agent shall not be disqualified from acting as Administrative Agent (even if acting in such a role would cause a conflict).
     Section 4.04 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Initial Borrower), independent accountants and other experts selected by it (at the sole cost and expense of the Credit Parties), and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 4.05 Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First Lien Security Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Collateral Agent and any such sub-agent.
     Section 4.06 Resignation of Collateral Agent. The Collateral Agent may at any time give notice of its resignation as Collateral Agent under this Agreement and the other First Lien Security Documents to each Authorized Representative and the Initial Borrower. Upon receipt of any such notice of resignation, the Required Creditors shall have the right, with the consent of the Initial Borrower (not to be unreasonably withheld or delayed) if no Event of Default is then continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Creditors and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the First Lien Secured Parties, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that if the Collateral Agent shall notify the Initial Borrower and each Authorized Representative that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other First Lien Security Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the First Lien Secured Parties under any of the First Lien Security Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the perfection of the security interests of the First Lien Secured Parties therein until such time as a successor Collateral Agent is appointed but with no obligation to take any further action at the request of the Required Creditors or any other First Lien Secured Parties) and (b) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Authorized Representative directly, until such time as the Required Creditors appoint a successor Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder and under the First Lien Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other First Lien Security Documents (if not already discharged therefrom as provided above in this Section) other than the obligation to deliver all Possessory Collateral in its possession to the successor Collateral Agent and to take such other reasonable action as may be reasonably requested to assign and transfer any existing agreements or instruments relating to the Collateral (to the extent expressly permitted by such agreement or instrument or to the extent otherwise agreed to by all parties thereto and the Collateral Agent receives an indemnity in connection therewith in form and substance reasonably satisfactory to the Collateral Agent), including deposit account control agreements and securities account control agreements. After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Article VIII of the Credit Agreement or comparable provisions in any other agreement in connection with a Refinancing shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. Upon any notice of resignation of the Collateral Agent hereunder and under the other First Lien Security Documents, the Initial Borrower agrees to use commercially reasonable efforts to transfer (and maintain the validity and priority of) the Liens in favor of the retiring Collateral Agent under the First Lien Security Documents to the successor Collateral Agent.
     Section 4.07 Non-Reliance on Collateral Agent and other First Lien Secured Parties. Each First Lien Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First Lien Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.
     Section 4.08 Collateral and Guaranty Matters. Each of the First Lien Secured Parties irrevocably authorizes the Collateral Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Collateral Agent under any First Lien Security Document in accordance with Section 2.04 or upon receipt of a written request from the Initial Borrower stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Document;
     (b) to release any Grantor from its obligations under the First Lien Security Documents upon receipt of a written request from the Initial Borrower stating that such release is permitted by the terms of each then extant Secured Credit Document.
     Section 4.09 Indemnification.
     (a) Each Grantor (other than the SN Note Obligors with respect to the Note Obligations, but without limiting the obligation of any SN Note Obligor to provide the indemnity and pay costs and expenses as required hereby with respect to the SN Intercompany Notes Obligations) agrees to indemnify the Collateral Agent, in its capacity as such, and its Affiliates, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation following the Discharge of the First Lien Obligations or the termination of this Agreement) be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of this Agreement, any of the First Lien Security Documents or the Pledge and Assignment or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing; provided that no Grantor shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the

Collateral Agent, as determined by a court of competent jurisdiction in a final, non-appealable order. The agreements in this Section 4.09(a) shall survive the termination of this Agreement and the repayment of the First Lien Obligations.
     (b) Each Lender and each Directing Holder agrees to indemnify the Collateral Agent, in its capacity as such, and its Affiliates (to the extent not reimbursed by the Grantors and without limiting the obligation of the Grantors to do so), ratably according to the outstanding amount of the First Lien Obligations owing to the Lenders and the Directing Holders on the date on which indemnification is sought under this Section 4.09(b), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation following the Discharge of the First Lien Obligations or the termination of this Agreement) be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of this Agreement, any of the First Lien Security Documents or the Pledge and Assignment or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing; provided that no Lender or Directing Holder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the Collateral Agent, as determined by a court of competent jurisdiction in a final, non-appealable order. The agreements in this Section 4.09(b) shall survive the termination of this Agreement and the repayment of the First Lien Obligations.
     (c) A Holder may constitute a portion of the Required Creditors for purposes of pursuing a remedy (or directing the Collateral Agent) with respect to this Agreement or any First Lien Security Document (whether such Holder pursues such remedy (or gives such direction) directly, to the extent permitted, or indirectly by instructing the Trustee) only if such Holder first offers to the Collateral Agent and, if requested by the Collateral Agent, agrees to be a “Directing Holder” for the purposes of Section 4.09(b). A Holder so agreeing shall be a “Directing Holder” for purposes of Section 4.09(b) and the other provisions of this Agreement.
     (d) The Collateral Agent may refuse to follow any direction that conflicts with law or this Agreement that the Collateral Agent determines may be prejudicial to the rights of other First Lien Secured Parties or that may involve the Collateral Agent in personal liability.
ARTICLE V
MISCELLANEOUS
     Section 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (a) if to the Collateral Agent or the Administrative Agent, to it at:
Wachovia Bank, National Association
201 South College Street
NC 0680/CP8
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services
Tel No.: (704) 374-2698
Fax No.: (704) 383-0288

     (b) if to the Trustee, to it at:
U.S. Bank National Association
EP-MN-WS3C
60 Livingston Avenue
St. Paul Minnesota 55107-1419
Attention: Corporate Trust Services
Tel No.: (651) 495-3909
Fax No.: (651) 495-8097
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
     Section 5.02 Waivers; Amendment.
     (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. The Collateral Agent shall provide to the Initial Borrower a copy of any amendment, modification or waiver of this Agreement which does not need to be signed by the Initial Borrower. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than an amendment adding an Authorized Representative pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by (i) each Authorized Representative and the Collateral Agent and (ii) in the case of any amendment, modification or waiver of Section 4.06, 4.09(a), 5.02(b)(ii), 5.03(b), 5.11, 5.13 or 5.14 (or any defined term used in any such section, to the extent used in such section) that is adverse to the interests of the Credit Parties, the Initial Borrower.
     (c) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, (i) any Authorized Representative may become a party hereto by execution and delivery of Joinder Agreement to the extent contemplated by Section 2.08 and, upon such execution and delivery, such Authorized Representative shall be subject to the terms hereof and the terms of the other First Lien Security Documents applicable thereto and (ii) the Collateral Agent may (but shall not be obligated to), in connection with a Refinancing of then extant First Lien Obligations and an Authorized Representative

becoming a party hereto pursuant to a Joinder Agreement, amend, supplement or otherwise modify this Agreement solely to the extent necessary to make technical or administrative changes, or to correct typographical errors, to the definitions of “Administrative Agent,” “Authorized Representative,” “Credit Agreement,” “Credit Agreement Obligation,” “Credit Agreement Secured Parties,” “Event of Default,” “Holders,” “Indenture,” “Indenture Event of Default,” “Loans,” “Notes,” “Notes Obligations,” “Notes Secured Parties,” and/or “Trustee,” in each case to the extent necessary to cause the Debt arising from such Refinancing to be subject to this Agreement on substantially identical terms as then extant First Lien Secured Obligations.
     Section 5.03 Parties in Interest.
     (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
     (b) The Administrative Agent and the Lenders acknowledge and agree solely amongst themselves that after giving effect to the amendment of the Original Security Agreement (as defined in the Security Agreement) and the Original Pledge Agreement (as defined in the Pledge Agreement) and the execution of this Agreement on the date hereof, any discretionary authority vested in the Administrative Agent under the Original Security Agreement or the Original Pledge Agreement is vested in the Collateral Agent under the First Lien Security Documents; provided, that at any time prior to the Credit Agreement Termination Date (as defined in the Pledge Agreement), the Administrative Agent as Authorized Representative for the Required Lenders shall have the sole authority to direct such discretion.
     Section 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
     Section 5.05 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     Section 5.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     Section 5.07 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

     Section 5.08 Submission To Jurisdiction Waivers. The Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in 5.01;
     (d) agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.
     Section 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
     Section 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     Section 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or First Lien Security Documents or the Pledge and Assignment, the provisions of this Agreement shall control; provided that no amendment or modification of this Agreement shall amend or modify the provisions of any of the other Secured Credit Documents or First Lien Security Documents or the Pledge and Assignment.
     Section 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Initial Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder and none of the Initial Borrower or any other Grantor may rely on the terms hereof except, in each case, to the extent of rights and obligations set forth in Sections 4.06, 4.09(a), 5.02(b)(ii), 5.03(b), 5.11, 5.13 and 5.14. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

     Section 5.13 Subordination of Intercompany Debt.
     (a) Notwithstanding anything to the contrary contained in any agreement or instrument creating or evidencing Intercompany Debt, but subject to Section 5.15, each Credit Party covenants and agrees that (i) all obligations (including obligations to pay principal, interest, fees or expenses) of such Credit Party to pay any amount under any Intercompany Debt (all such obligations and interest thereon, if any, including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency or litigation proceeding, relating to such Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, are collectively referred to herein as the “Intercompany Obligations”) and (ii) its right to receive any amounts in connection with any Intercompany Obligations owed by any Credit Party shall be junior and subordinate in right of payment to all the First Lien Obligations.
     (b) No direct or indirect payment by set-off, redemption, purchase or in any other manner on account of or pursuant to any Intercompany Debt shall be made by any Credit Party or received by any Credit Party and no such Person shall exercise any remedies in respect thereof, nor shall any distribution of assets of any Credit Party be applied to the payment, purchase or other acquisition, retirement or satisfaction of any of the Intercompany Obligations until the First Lien Obligations have been indefeasibly paid in full in cash and all commitments to make loans or other extensions of credit under the Credit Agreement have been terminated (the “Senior Payment Date”); provided that (i) so long as no Event of Default has occurred and is continuing or would arise as a result of such payment, the Credit Parties may make payments under Intercompany Debt to the extent permitted under the First Lien Documents.
     (c) In the event of any dissolution, winding up, liquidation, reorganization or other similar proceedings relative to any Credit Party, its property or its operations, whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets of any Credit Party or otherwise (“Bankruptcy Proceeding”), then all First Lien Obligations shall first be indefeasibly paid in full in cash before any Credit Party shall be entitled to receive any payment or distribution of any kind with respect to any Intercompany Obligation, whether in cash, securities or other property. In any such proceedings, any such payment or distribution to which any Credit Party would be entitled if the Intercompany Obligations were not subordinated to the First Lien Obligations shall be paid by the trustee or agent or other Person making such payment or distribution, or by such Credit Party if received by it, directly to the Collateral Agent to the extent necessary to make payment in full of all the First Lien Obligations remaining unpaid as provided in Section 2.01(a) hereof.
     (d) In the event that any Credit Party shall receive any payment or distribution of any kind with respect to any Intercompany Obligation, whether in cash, securities or other property, that such Person, pursuant to the terms of this Agreement, is not entitled to retain, such Person shall hold any amount so received in trust for the Collateral Agent and shall forthwith turn over such payment or distribution to the Collateral Agent in the form received to be applied to the First Lien Obligations in accordance with this Agreement.
     (e) Without impairing or releasing the obligations hereunder of the Credit Parties to the Collateral Agent, each Authorized Representative and each First Lien Secured Party, the Collateral Agent, any Authorized Representative and any First Lien Secured Parties may, at any time and from time to time, without the consent of or notice to any Credit Party: (i) extend, renew, increase, modify or amend the terms of the First Lien Obligations; (ii) sell, exchange, release or otherwise deal with any property, if any, pledged or mortgaged securing the First Lien Obligations; (iii) release any Credit Party, guarantor or any other Person liable in any manner for the First Lien Obligations; (iv) exercise or refrain from exercising any rights against any Credit Party or any other Person; (v) apply any sums by whomever paid or however realized to the First Lien Obligations; or (vi) take any other action that otherwise might be deemed to impair the rights of the holders of the Intercompany Obligations, in each case without incurring responsibility to any Credit Party (but without prejudice to any other agreement (including any Secured Credit Document) between the relevant parties).
     (f) All rights and interests of the Collateral Agent, any Authorized Representative and any First Lien Secured Party under this Section 5.13, and all agreements and obligations of each Credit Party under this Section 5.13, shall be absolute and irrevocable notwithstanding: (i) any lack of validity or enforceability of any First Lien Document; (ii) any lack of perfection of any Lien held by the Collateral Agent, (iii) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Document, (iv) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or any guarantee thereof, (v) the commencement of any Insolvency or Liquidation Proceeding in respect of any Credit Party or (vi) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of any of the First Lien Obligations or this Agreement.
     (g) Each Credit Party (i) agrees not to (A) assert against the Collateral Agent, any Authorized Representative or any First Lien Secured Party any rights which a guarantor or surety could exercise until the Senior Payment Date, (B) accelerate any Intercompany Obligations, or (C) exercise any right or remedy otherwise available to it with respect to Intercompany Obligations and (ii) waives (A) any and all notice of the creation, modification, renewal, extension or accrual of any of the First Lien Obligations and notice of or proof of reliance by any First Lien Secured Party upon this Section 5.13 and (B) prior to the Senior Payment Date, any right of subrogation, contribution, reimbursement or indemnity which it may have against any Credit Party arising directly or indirectly out of this Section 5.13.
     Section 5.14 Silent Lien of Intercompany Debt. Notwithstanding anything to the contrary contained in any agreement or instrument creating or evidencing Intercompany Debt, but subject to Section 5.15, any Lien in favor of any Credit Party on account of any Intercompany Obligations shall be subject to the following provisions:
     (a) Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a security interest in favor of a First Lien Secured Party or Credit Party in any Intercompany Collateral, the Liens upon the Intercompany Collateral of the First Lien Secured Parties have and shall have priority over the Liens upon the Intercompany Collateral of any Credit Party and such Liens of any Credit Party are and shall be, in all respects, subject and subordinate to the Liens of the First Lien Secured Parties therein to the full extent of the First Lien Obligations. An Event of Default automatically shall be deemed to have occurred if any Credit Party has a Lien on any asset of any Credit Party and the First Lien Secured Parties do not have a senior Lien on the same asset.
     (b) The lien priorities provided in this Section 5.14 shall not be altered or otherwise affected by any (i) amendment, modification, supplement, extension, renewal, restatement or refinancing of either the First Lien Obligations or the Intercompany Debt, (ii) action or inaction which any First Lien Secured Party may take or fail to take in respect of any Intercompany Collateral, (iii) contrary provision of the Uniform Commercial Code or any other applicable law, (iv) defect or deficiencies in the Liens securing the First Lien Obligations, or (v) other circumstance whatsoever.

     (c) The foregoing provisions of this Section 5.14 are intended solely to govern the respective lien priorities as between the Credit Parties and the First Lien Secured Parties and shall not impose on the First Lien Secured Parties any obligations in respect of the disposition of proceeds of foreclosure on any Intercompany Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or other governmental authority or any applicable law. Each Credit Party agrees that it will not contest the validity, perfection, priority or enforceability of the Liens upon the Intercompany Collateral of the First Lien Secured Parties and that as among the First Lien Secured Parties and Credit Parties, the terms of this Section 5.14 shall govern even if part or all of the First Lien Obligations or the Liens securing payment and performance thereof are not perfected or are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.
     (d) Subject to the other provisions of this Agreement, each First Lien Secured Party shall have the exclusive right to manage, perform and enforce the terms of the First Lien Documents with respect to the Intercompany Collateral, to exercise and enforce all privileges and rights thereunder according to its discretion and the exercise of its business judgment, including, without limitation, the exclusive right to take or retake control or possession of such Intercompany Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate such Intercompany Collateral. Credit Parties shall not have any right to direct a First Lien Secured Party to exercise any right, remedy or power with respect to the Intercompany Collateral and each Credit Party consents to the exercise by a First Lien Secured Party of any such right, remedy or power. Credit Parties shall not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against a First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no First Lien Secured Party shall be liable for, any action taken or omitted to be taken by a First Lien Secured Party with respect to the Intercompany Collateral.
     (e) Only the First Lien Secured Parties shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of Intercompany Collateral (except as otherwise provided in this Agreement or the First Lien Documents). Each Credit Party shall (i) be deemed to have automatically and without further action released and terminated any Liens it may have on any Intercompany Collateral to the extent such Intercompany Collateral is sold or otherwise disposed of by the Collateral Agent, (ii) be deemed to have authorized the Collateral Agent to file UCC amendments and terminations covering the Intercompany Collateral so sold or otherwise disposed of to evidence such release and termination, (iii) promptly upon the request of the Collateral Agent, execute and deliver such other release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as the Collateral Agent may require in connection with such sale or other disposition by the Collateral Agent to evidence and effectuate such termination and release, and (iv) be deemed to have consented under the documentation with respect to the Intercompany Debt to such sale or other disposition. In the event that for any reason an Credit Party shall fail to immediately execute and deliver to Collateral Agent any such release documents, the Collateral Agent is hereby irrevocably authorized to execute and deliver such release documents on behalf of each Credit Party as its attorney-in-fact.
     (f) Notwithstanding any rights or remedies available to a First Lien Secured Party or Credit Party under any agreement, applicable law or otherwise, each Credit Party shall not, directly or indirectly, assert or exercise any right or remedy as against any of the Intercompany Collateral, including, without limitation, seeking to foreclose or realize upon (judicially or non-judicially) any Intercompany Collateral or asserting any claims or interests therein (including, without limitation, by setoff or notification of account debtors).
     (g) Notwithstanding any rights or remedies available to Credit Party under any agreement, applicable law or otherwise, no Credit Party shall, directly or indirectly, (i) seek to collect from any Credit

Party any of the Intercompany Debt, (ii) exercise any of its rights or remedies upon a default or event of default under any document with respect to the Intercompany Debt or otherwise (including, without limitation, accelerating the maturity of any Intercompany Debt) or (iii) commence or join in any action or proceeding against any Credit Party or its properties (including, without limitation, any Insolvency or Liquidation Proceeding).
     Section 5.15 Actions by Trustee and Holders. Notwithstanding any contrary provision in Section 5.13 or 5.14, at any time when the SN Intercompany Notes have been assigned or pledged to the Trustee and/or are being enforced or foreclosed upon by the Trustee or any successor or assign (including any purchaser), the provisions of Sections 5.13 and 5.14 shall have no force or effect with respect to:
     (a) any asset, property, action, claim, right or remedy, including without limitation any right to enforce, right to receive payments and the existence or priority of any Lien (collectively “Right”), directly arising or existing under or in respect of the First Lien Documents or the Pledge and Assignment for the benefit of the Trustee or any Holder;
     (b) any Right indirectly arising or existing under or in respect of the First Lien Documents or the Pledge and Assignment for the benefit of the Trustee or any Holder, including without limitation any Right arising pursuant to or with respect to the SN Intercompany Notes and any Right subject to a Lien in favor of the Collateral Agent or the Trustee; and
     (c) the existence or priority of any Lien arising or existing for the benefit of the Trustee or any Holder, whether derivative of or deemed to be derivative of any Lien arising or existing for the benefit of the Initial Borrower and otherwise subject to Section 5.13 or 5.14, it being the intention of the parties that Sections 5.13 and 5.14 shall have effect only with respect to Rights of each Credit Party acting on its own behalf and shall not have effect with respect to (i) any direct or indirect Right of the Trustee or any Holder or (ii) any Right of the Company acting on behalf of or at the behest of the Trustee or any Holder following the exercise by the Trustee or any Holder of any Right.
     Section 5.16 Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents and the Pledge and Assignment represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Collateral Agent, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents and the Pledge and Assignment.
     Section 5.17 Trustee. This Agreement is a “Security Document” (as defined in the Indenture) entered into by the Trustee in connection with the acceptance or administration of its duties under the Indenture. The terms, conditions, limitations, benefits and protections applicable to the Trustee as set forth in the Indenture, including without limitation Article 7 thereof, shall govern the authority, duties, rights and obligations of the Trustee under this Agreement as if fully set forth herein.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION as Administrative Agent and Collateral Agent
By:	/S/ RAJ SHAH
	Name:	Raj Shah
	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/S/ RAYMOND S. HAVERSTOCK
	Name:	Raymond S. Haverstock
	Title:	Vice President

CONSENT OF GRANTORS
Dated: July 27, 2009
     Reference is made to the Intercreditor Agreement dated as of the date hereof between Wachovia Bank, National Association, as Administrative Agent and Collateral Agent and U.S. Bank National Association, as Trustee, as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time (the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.
     Each of the undersigned Grantors has read the foregoing Intercreditor Agreement and consents thereto. Each of the undersigned Grantors agrees not to take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement, agrees to be bound by all the terms and conditions set forth in Article V of the Intercreditor Agreement (provided that no Grantor shall be entitled to the benefits afforded by Section 5.15) and agrees that, except as otherwise provided therein, neither the Collateral Agent nor any First Lien Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. Each Grantor understands that the foregoing Intercreditor Agreement is for the sole benefit of the First Lien Secured Parties and their respective successors and assigns, and that such Grantor is not an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.
     Without limitation to the foregoing, each Grantor agrees to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Collateral Agent may request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.
     This Consent shall be governed and construed in accordance with the laws of the State of New York. Notices delivered to any Grantor pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.

     IN WITNESS HEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above.

CAPITALSOURCE INC.
By:	/S/ JEFFREY A. LIPSON
	Name:	Jeffrey A. Lipson
	Title:	Senior Vice President & Treasurer

Each of the GUARANTORS listed on Schedule I hereto
By:	/S/ JEFFREY A. LIPSON
	Name:	Jeffrey A. Lipson
	Title:	Senior Vice President & Treasurer

SCHEDULE I
Guarantors
CAPITALSOURCE TRS LLC
CAPITALSOURCE FINANCE LLC
CSE MORTGAGE LLC
CAPITALSOURCE CF LLC
CAPITALSOURCE SF TRS LLC
CAPITALSOURCE FINANCE II LLC
CAPITALSOURCE INTERNATIONAL INC.
CSE CHR HOLDCO LLC
CSE CHR HOLDINGS LLC
CS FUNDING IX DEPOSITOR LLC